Exhibit 10.8
Restore Medical, Inc.
2008 Management Incentive Plan
(adopted by the Compensation Committee of the Board of Directors on February 5, 2008)
MANAGEMENT INCENTIVE PLAN (BONUS)
Eligibility
•	All Executive Officers and Director level management personnel will be eligible to participate.
•	Recommended participation rates are based upon the respective position level and function of each executive. The Company believes its 2008 Management Incentive Plan will provide an appropriate incentive compensation opportunity for the Company’s executive officers that is comparable to and competitive with incentive compensation programs offered by comparable medical device companies in the Twin Cities.
•	Participation rates for incentive bonuses are expressed as a percentage of base salary. Information provided below is with respect to the Company’s CEO, CFO and the three other most highly compensated executive officers.
Fiscal 2008

	Bonus Participation			Weighted Performance
	(% of Base Salary)			Criteria
	Minimum	Target	Maximum
Participant	Payout	Payout	Payout	Corporate	Qualitative
J. Robert Paulson, Jr.	0%	50%	75%	75%	25%
Christopher R. Geyen	0%	40%	60%	75%	25%
Craig G. Palmer	0%	40%	60%	75%	25%
Michael Kujak	0%	30%	45%	75%	25%
David Bremseth	0%	30%	45%	75%	25%
•	Both weighted performance criteria (quantitative corporate and qualitative) have minimum requirements and maximum levels of payout. The range of accomplishment for each performance criteria is 0%-150%, with 100% being at target. The quantitative corporate and qualitative performance targets shall be set and approved annually by the Compensation Committee. The corporate performance target is based on net sales and year-end cash balance. The qualitative performance target is based on achievement of certain corporate objectives, including completion of milestones of certain clinical studies, manufacturing objectives and establishment of collaborations with qualified sleep centers and qualified sleep dentists.
Bonus Calculation and Payout
The CEO will evaluate actual results from the respective areas of responsibility for each executive against financial targets. This evaluation will result in a recommended payout level as a percentage of the annual incentive target. Performance levels and recommended payouts will be reviewed and approved by the Compensation Committee prior to disbursement.